Exhibit 99.1

Five Greenwich Office Park Greenwich, CT 06831 Tel: (203) 618-7151 Fax: (203) 618-7252 www.unitedrentals.com

VIA FACSIMILE AND ELECTRONIC MAIL

December 23, 2007

RAM Holdings, Inc.
RAM Acquisition Corp.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention: General Counsel

Cerberus Partners, L.P.
299 Park Avenue
New York, New York 10171
Attention: Mark Neporent

Re:	Agreement and Plan of Merger, dated as of July 22, 2007, among RAM Holdings, Inc., RAM Acquisition Corp. and United Rentals, Inc. (the “Merger Agreement”)

Ladies and Gentleman:

          Reference is made to (i) the Merger Agreement and (ii) that certain Limited Guarantee, dated as of July 22, 2007, by Cerberus Partners, L.P. (the “Guarantor”) in favor of United Rentals, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

          Please be advised that the Company will not be appealing the December 21, 2007 decision by Chancellor Chandler in United Rentals, Inc. v. RAM Holdings, Inc. and RAM Acquisition Corp. (C.A. No. 3360-CC) and, therefore, the Company is not seeking specific performance pursuant to the Merger Agreement. The Company reserves the right, however, to seek an appropriate remedy in the Delaware and/or New York actions if Parent, Merger Sub and Guarantor do not promptly pay the Parent Termination Fee within the time specified in the Merger Agreement.

          Pursuant to Section 8.1(d)(i) and Section 8.1(d)(ii), the Company hereby terminates the Merger Agreement, effective immediately. Pursuant to Section 8.2(c) of the Merger Agreement, the Company hereby directs payment of the Parent Termination Fee ($100,000,000) by wire transfer of same day funds to the account designated on Annex A hereto, such fee to be paid as promptly as practicable and in any event within two business days of the date hereof.

          In addition, please be advised that this letter shall constitute notice to the Guarantor under the Limited Guarantee pursuant to which the Guarantor has absolutely, irrevocably and unconditionally guaranteed, among other things, the due and punctual payment by Parent and

December 23, 2007

Merger Sub of their payment obligations under Section 8.2(c) and Section 8.2(d) of the Merger Agreement. Finally, we respectfully remind Parent, Merger Sub and Guarantor of the provisions of Section 8.2(d) of the Merger Agreement (regarding, among other things, the payment to the Company of certain additional expenses in the event that Parent fails to pay the Parent Termination Fee when due) and the reference thereto in the second sentence of Section 1(a) of the Guarantee.

Yours truly,
UNITED RENTALS, INC.

By:

Name:	Roger E. Schwed
Title:	General Counsel

cc:	Steven F. Mayer and Lisa Gray, Cerberus Capital Management, L.P.
Peter H. Ehrenberg and Robert G. Minion, Lowenstein Sandler PC
Michael L. Hirschfeld, Milbank, Tweed, Hadley & McCloy LLP (via email only)
Richard D. Bernstein, Willkie Farr & Gallagher LLP (via email only)
Gary Horowitz, Simpson Thacher & Bartlett LLP (via email only)